Exhibit 99 NEWS RELEASE
For:	IMMEDIATE RELEASE	Contact: CHARLES S. HOWARD, PRESIDENT & CEO
or
Date:	JULY 23, 2004	DAVID A. MEINERT, EVP & CFO

Earnings Increase for MidWestOne Financial Group

in Second Quarter 2004

Oskaloosa, Iowa – MidWestOne Financial Group, Inc. announced today that the company earned $1,449,000, or $.38 per share basic, for the second quarter of 2004. This is an increase of $62,000, or 5 percent, compared to net income of $1,387,000, or $.36 per share basic, for the second quarter of 2003. Diluted earnings per share were $.37 for the second quarter of 2004 versus $.35 for the second quarter of 2003. The Company also had an increase in earnings per share and net income for the first half of 2004. Basic earnings per share increased $.09 for the first six months of 2004 compared to the first half of 2003. Diluted earnings per share were $.77 for the first half of 2004 compared to $.68 per share for the six months ended June 30, 2003. The Company reported net income of $3,007,000 for the first half of 2004, a 10 percent increase from the first six months of 2003.

The Company also increased its return on average assets, return on average equity and cash dividends paid to shareholders in the second quarter of 2004. Return on average assets for the Company was .92 percent for the second quarter of 2004 compared with .91 percent in the second quarter of 2003. Year-to-date return on average assets was .96 percent compared with .92 percent last year. The return on average shareholders’ equity for the second quarter of 2004 rose to 10.02 percent from 9.95 percent for the quarter ended June 30, 2003. Year-to-date return on average equity was 10.50 percent in 2004, versus 9.77 percent in the first half of 2003. Cash dividends paid to shareholders in each quarter of 2004 increased 6 percent to $.17 per share from the $.16 per share paid in each quarter of 2003.

Total assets as of June 30, 2004 were $635,125,000, an increase of 1.9 percent from year-end 2003. In comparison with June 30, 2003, total assets have increased $19,281,000, or 3 percent. Total deposits increased to a June 30, 2004 total of $457,549,000. This compares with December 31, 2003 total deposits of $453,125,000.

The Company’s total loans (excluding loan pool participations) increased 4.5 percent as of June 30, 2004 to $393,823,000 compared with the year-end 2003 balance of $377,017,000. Loans outstanding as of June 30, 2003 totaled $376,069,000. Total loans as a percentage of deposits were 86.1 percent on June 30, 2004, compared with 83.2 percent as of December 31, 2003 and 81.5 percent on June 30, 2003. Much of the 2004 growth in loans has come from the Waterloo, Iowa area in commercial and real estate loans.

The Company’s net interest income for the second quarter of 2004 was $243,000 greater than in the second quarter of 2003. The Company’s net interest income for the first half of 2004 was $1,392,000 greater than what was earned for the six months ended June 30, 2003. Average earning assets were $22,512,000 greater for the second quarter and $28,124,000 greater for the first six months in 2004. The Company’s second quarter 2004 net interest margin was 4.07 percent compared with 4.05 percent in the second quarter of 2003. Net interest margin increased to 4.29 percent for the first half of 2004 compared to 4.02 percent for the six months ended June 30, 2003.

Loan pool participations continue to provide a steady source of income for the Company. As of June 30, 2004, the balance of loan pool participations reached $97,172,000, which is up 9.1 percent from December 31, 2003 and 13.6 percent from June 30, 2003. The Company successfully bid on loan pools with a purchase cost of $30,587,000 in the second quarter of 2004, with year-to-date loan pool purchases totaling $30,724,000. The yield on loan pool participations was 10.1 percent for the second quarter of 2004, compared with 10.5 percent in the second quarter of 2003. The year-to-date yield on loan pool participations for 2004 was 11.6 percent, a 1.2 percent increase from the 2003 yield of 10.4 percent. The average loan pool participation balance for the second quarter of 2004 was $88,475,000, compared with an average balance of $84,626,000 in the second quarter of 2003. The average loan pool participation balance for the first six months of 2004 was $86,241,000 versus $84,665,000 in 2003.

Nonperforming loans, as of June 30, 2004, decreased to $3,107,000, compared with $3,129,000 on December 31, 2003. As of June 30, 2004, nonperforming loans were .79 percent of total loans, compared with .83 percent of total loans on December 31, 2003. Other real estate owned as of June 30, 2004 decreased to $74,000 from the 2003 year-end total of $163,000. Other real estate owned represents the estimated fair value of property held by the Company following foreclosure.

The Company’s provision for loan loss expense totaled $372,000 for the second quarter of 2004, compared with $141,000 in the second quarter of 2003. For the first half of 2004, the provision for loan loss expense was $530,000, compared with $301,000 for the six months ended June 30, 2003. At June 30, 2004, the Company’s allowance for loan losses was $4,757,000, which was 1.21 percent of total loans. This compares to the allowance for loan losses of $4,857,000, or 1.29 percent of total loans, at December 31, 2003 and $4,720,000 at June 30, 2003, which was 1.25 percent of total loans. During the second quarter of 2004, the Company charged off net loans totaling $450,000, compared with $64,000 in the second quarter of 2003. Year-to-date net loans charged off totaled $630,000 in 2004, compared with $155,000 in 2003. The increased amount of charge-offs in 2004 was primarily due to bankruptcy filings of two commercial credits and two agricultural lines.

During the second quarter of 2004, the Company recognized net security gains of $218,000 as available for sale investment securities were sold to fund loan pool purchases. Excluding the security gains, other income decreased slightly in 2004 due to lower mortgage origination fees. Other expense increased $164,000 in the second quarter of 2004 and $1,163,000 in the first half of 2004 due to increased personnel and occupancy costs.

The Company’s board of directors approved a stock repurchase program on May 20, 2004 that allowed management to repurchase up to $2,000,000 of the outstanding shares through December 31, 2004. Following this announcement, management has repurchased 80,000 shares on the open market totaling $1,500,000 through June 30, 2004.

MidWestOne Financial Group, Inc. is a bank holding company headquartered in Oskaloosa, Iowa. The Company’s financial institution subsidiaries are MidWestOne Bank & Trust in Oskaloosa, Belle Plaine, Hudson, North English, and Waterloo, Iowa; Central Valley Bank in Ottumwa, Fairfield and Sigourney, Iowa; Pella State Bank in Pella, Iowa; and MidWestOne Bank in Burlington, Fort Madison and Wapello, Iowa. MidWestOne Financial Group common stock is traded on the Nasdaq National Market System under the symbol “OSKY”. The Company’s web site can be found at www.midwestonefinancial.com.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause the actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

MIDWESTONE FINANCIAL GROUP

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL SUMMARY

(unaudited) (in thousands, except share & per share data)	QUARTER ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2004	2003	2004	2003
Summary of Operations:
Statement of Income:
Interest income (excluding loan pool participations)	$7,001	$7,365	$13,988	$14,397
Interest income and discount on loan pool participations	2,225	2,224	4,960	4,383

Total interest income	9,226	9,589	18,948	18,780
Total interest expense	3,300	3,906	6,604	7,828

Net interest income	5,926	5,683	12,344	10,952
Provision for loan losses	372	141	530	301
Other income	1,254	1,052	2,246	2,046
Other expense	4,595	4,431	9,471	8,308

Income before tax	2,213	2,163	4,589	4,389
Income tax expense	764	776	1,582	1,663

Net income	$1,449	$1,387	$3,007	$2,726

Per Share Data:
Net income - basic	$0.38	$0.36	$0.79	$0.70
Net income - diluted	$0.37	$0.35	$0.77	$0.68
Dividends declared	$0.17	$0.16	$0.34	$0.32
Weighted average shares outstanding	3,806,385	3,873,037	3,802,626	3,893,492
Weighted average diluted shares outstanding	3,909,806	3,966,383	3,914,982	3,989,193
Performance Ratios:
Return on average assets	0.92%	0.91%	0.96%	0.92%
Return on average equity	10.02%	9.95%	10.50%	9.77%
Net interest margin (FTE)	4.07%	4.05%	4.29%	4.02%
Net loan charge-offs/average loans	0.42%	0.07%	0.33%	0.09%

	JUNE 30,		December 31, 2003
	2004	2003
Selected Balance Sheet Data - At Period End:
Balances:
Total assets	$635,125	$615,844	$623,306
Loans, net of unearned income	393,823	376,069	377,017
Allowance for loan losses	4,757	4,720	4,857
Loan pool participations	97,172	85,564	89,059
Total deposits	457,549	461,228	453,125
Total shareholders’equity	55,728	56,059	56,144
Per Share Data:
Book value	$14.80	$14.64	$14.84
Tangible book value	$11.06	$10.88	$11.08
Common shares outstanding	3,765,433	3,828,149	3,782,708
Financial Ratios:
Total shareholders’equity/total assets	8.77%	9.10%	9.01%
Total loans/total deposits	86.07%	81.54%	83.20%
Nonperforming loans/total loans	0.79%	0.95%	0.83%
Allowance for loan losses/total loans	1.21%	1.25%	1.29%
Allowance for loan losses/nonperforming loans	153.12%	131.71%	155.24%